State of Delaware
Secretary of State
Division of Corporations
Delivered 11:38 AM 07/30/2015
FILED 11:24 AM 07/30/2015
SRV 151112024 - 3314356 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Hotel Outsource Management International, Inc., and the name of the corporation being merged into this surviving corporation is Gold Billion Group Holdings Limited.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

THIRD: The name of the surviving corporation is being amended to Gold Billion Group Holdings Limited a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on July 30, 2015.

SIXTH: The Agreement of Merger is on file at Brumby Centre, Lot 42, Julan Muhibbah 87000, Labuan F.T. Malaysia, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 29th day of July A.D., 2015.

By: ______________________
Authorized Officer

Name: Dato' Eddy Kok Seng Yeap
Print or Type

Title: Chief Executive Officer